AGREEMENT AND PLAN OF MERGER

by and among

INFUSION BRANDS INTERNATIONAL, INC.,

RONCO BRANDS, INC.

RONCO HOLDINGS, INC.

VICIS CAPITAL MASTER FUND

and

CD3 HOLDINGS, INC.

Dated as of August 10, 2012

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into as of August 10, 2012, by and among Infusion Brands International, Inc., a Nevada corporation (“Parent”); Ronco Brands, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”); ronco Holdings, Inc., a Delaware corporation (the “Company”); Vicis Capital Master Fund, a Cayman Islands, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized under the laws of the Cayman Islands (“Vicis”) and CD3 Holdings, Inc., (“Stockholder”). Parent, Acquisition Sub, Company, Vicis and the Stockholder are each a “party” and together are “parties” to this Agreement.

RECITALS

WHEREAS, the Company owns and operates a business of developing, manufacturing and distributing consumer products primarily in the small kitchen appliance and kitchen and household accessory area and the Company, Stockholder and Parent have entered into a Letter of Intent dated as of May 25, 2012, as amended (the “LOI”) contemplating the acquisition by Parent (or a successor) of the Company in a transaction intended to be tax-free;

WHEREAS, the Stockholder owns 100% of the issued and outstanding common stock of the Company; and

WHEREAS, the Boards of Directors of Parent, Acquisition Sub, the Company and the Stockholder have each approved the acquisition of Company by merger of Acquisition Sub with and into the Company, with the Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of common stock of the Company will be converted into the right to receive the Merger Consideration (as defined herein); and

WHEREAS, it is intended that, for federal income tax purposes, the transactions contemplated by this Agreement shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving entity (the “Surviving Entity”) and the separate corporate existence of Acquisition Sub shall cease. Parent, as the sole owner of Acquisition Sub, hereby approves the Merger and this Agreement.

1.2           Effective Time. Subject to the terms and conditions set forth in this Agreement and upon the consummation of the Conditions Precedent (as set forth in Article II herein), on the Closing Date, the Company and Acquisition Sub shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), together with any required related certificates, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and by filing with the Secretary of State of the State of Nevada articles of merger (the “Articles of Merger”), together with any required related certificates, in such form as required by, and executed in accordance with, the relevant provisions of the NRS.  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger are duly filed with the Secretary of State of the State of Nevada, or such later date and time as is specified in the Articles of Merger and as is agreed to in writing by the parties hereto.  The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”.

1.3            Effects of the Merger. The Merger shall have the effects set forth in the DGCL and NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Acquisition Sub shall become the debts, liabilities and obligations of the Surviving Entity.

1.4           Articles of Incorporation, Bylaws and Directors and Officers. The articles of incorporation of Acquisition Sub shall, without further action, be terminated, and the certificate of incorporation and bylaws of the Company in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Entity until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and the officers of the Company at the Effective Time shall become the directors and the officers of the Surviving Entity and the officers and directors of Acquisition Sub shall cease to act as such effective as of the Effective Time.

1.5           Conversion of Shares. At the Effective Time, by virtue of the Merger (and without any action on the part of Acquisition Sub or the Company), the shares of Common Stock of the Company (each a “Company Share” and, collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall, collectively, be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall be comprised of one share of common stock of the Parent, $0.00001 par value (the “Parent Stock”) for each share of Parent Stock outstanding on the Closing Date which after issuance will constitute 50% percent of the issued and outstanding common stock of the Parent. The Merger Consideration shall be calculation based on a report of the Parent’s transfer agent dated as of the Closing Date and, to the extent that additional shares are outstanding that are not listed on such report, such shares shall be treated as Parent Derivative Shares issued by the Parent at the time such error is discovered.

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1.6           Limited Anti-Dilution Protection for Stockholder. At any time on or after the Effective Time, upon the exercise or conversion of any options, warrants, securities or rights in any form of any type convertible into the shares of Parent Stock (the “Parent Derivatives” and the underlying shares, the “Parent Derivative Shares”), outstanding on the Closing Date, the Parent shall issue to the Stockholder one additional share of common Parent Stock for each Parent Derivative Share issued, which shares shall be delivered to the Stockholder pursuant to the Delivery Instructions (as hereinafter defined). It is the intent of the parties that the shares of Parent Stock issued pursuant to Section 1.5 together with the shares of Parent Stock issued pursuant to this Section 1.6, shall constitute 50% of the common stock of the Parent on a fully diluted basis determined on the Closing Date. Schedule 1.6, which shall be delivered to the Company by the Parent on the Closing Date, will list the Parent Derivatives and the number of Parent Derivative Shares based on the conversion or exercise prices in effect on the Closing Date, which Parent represents is accurate.

1.7           Exchange of Company Shares for Merger ConsiderationAt the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares (the “Company Certificates”) shall thereafter represent the right to receive the Merger Consideration.

1.8           Acquisition Sub Common Stock. Each share of Acquisition Sub common stock, par value $0.00001 per share, held by Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, be converted into the right to receive one (1) share of common stock of the Surviving Entity.

1.9           Delivery of Certificates.

(a)          Delivery. At the Closing, the Stockholder shall deliver the Company’s Certificate(s) to Parent. Upon delivery by a Stockholder of the Company Certificate(s) for cancellation to Parent, Parent shall issue and deliver in exchange therefor the Parent Shares constituting the Merger Consideration, calculated pursuant to the terms of Section 1.5 herein, which shares shall be delivered by Parent to the Stockholder pursuant to the delivery instructions attached hereto as Schedule 1 (the “Delivery Instructions”). Upon delivery of the Merger Consideration, the Company Certificate(s) so surrendered by the Stockholder shall forthwith be canceled.

(b)          No Further Transfers. Except as set forth in this Agreement, the Merger Consideration paid upon the surrender of Company Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Company Shares that were outstanding immediately prior to the Effective Time.

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1.10          Signing. On the date hereof, the Parent, Acquisition Sub and Vicis shall deliver to the Company and the Stockholder, (ii) a copy of this Agreement, duly executed by an officer of the Parent and Acquisition Sub and (ii) a Memorandum of Understanding, in the form attached hereto as Exhibit A, duly executed by an authorized signatory of Vicis pursuant to which Vicis shall agree to guarantee the Bridge Financing (as hereinafter defined). On the date hereof, the Stockholder and Company shall deliver to the Parent: (i) a copy of this Agreement, duly executed by an officer of each of the Stockholder and the Company; (ii) the duly executed LV Payoff Confirmation (as hereinafter defined) which shall contain a forbearance agreement; and (iii) written confirmation by David Jamail evidencing (i) his agreement to the Debt Exchange (as defined herein) (ii) that upon consummation of the Debt Exchange he will have no claims against the Company or the Parent on the Closing Date and (iii) as it relates to the Parent Jamail Note (as defined herein), upon the issuance and delivery of the Parent Jamail Note to David Jamail, that there shall exist no event of default thereunder nor is there or has there been the occurrence of any event, which, with the passage of time or the giving of notice or both, would constitute a default or event of default under the Parent Jamail Note as a result of any default or potential default by the Company or the Stockholder under the terms of the Company Jamail Note (as hereinafter defined) or any transaction document related thereto.

1.11         The Closing. Upon the terms and subject to the conditions to closing set forth in this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Sichenzia Ross Friedman Ference, LLP, legal counsel to Parent and Acquisition Sub, located at 61 Broadway, 32nd Floor, New York, New York 10006, or at such other place or at such other time or on such other date as the Stockholder, Parent and Vicis may mutually agree upon in writing, provided that all conditions to closing have been satisfied, the conditions precedent, as set forth in Article II herein have been satisfied and closing deliveries required of the parties in this Article I have been delivered (the day on which the Closing takes place being the “Closing Date”). The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service courier.

1.12         Closing Deliveries by the Stockholder and the Company. At the Closing, against delivery of, among other things, the Merger Consideration, the Stockholder shall deliver or cause to be delivered to Parent:

(a)          the Company Certificates;

(b)          Certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in such jurisdiction;

(c)          Copies, certified by the Secretary of State of Delaware, dated not more than five (5) days prior to the Closing Date, of the Certificate of Incorporation of the Company, and all amendments thereto;

(d)          Copies, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, of the bylaws of the Company, and all amendments thereto;

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(e)          A copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Company, of the resolutions of the Board of Directors of Company authorizing Company’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(f)          the Articles of Merger duly executed by the Company; and

(g)          the Certificate of Merger executed by the Company.

1.13         Closing Deliveries by Parent and Acquisition Sub. At the Closing, against delivery of, among other things, the Certificates, Acquisition Sub and Parent shall deliver to the Stockholder:

(a)          the Merger Consideration;

(b)          Certificates of the Secretary of State and the taxing authorities of the State of Nevada dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of Parent as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(c)          a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Parent, of the bylaws of Parent and all amendments thereto and resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(d)          Certificates of the Secretary of State and the taxing authorities of the State of Nevada dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of Acquisition Sub as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(e)          a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Acquisition Sub, of the resolutions of the Board of Directors of Acquisition Sub authorizing Acquisition Sub’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(f)          Copies, certified by the Secretary of State of Nevada, dated not more than five (5) days prior to the Closing Date, of the Articles of Incorporation of Acquisition Sub, and all amendments thereto;

(g)          Copies, certified by the Secretary of State of Nevada, dated not more than five (5) days prior to the Closing Date, of the Articles of Incorporation of Parent, and all amendments thereto;

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(h)          Copies, certified by the Secretary or Assistant Secretary of Acquisition Sub as of the Closing Date, of the bylaws of Acquisition Sub, and all amendments thereto;

(i)          the Articles of Merger duly executed by Acquisition Sub;

(j)           evidence of the election of Tod Barrett, Ronald E. Hunt and Fred Schulman to the Parent’s Board of Directors and that the Parent’s Board of Directors consists of the aforementioned individuals and Robert DeCecco, Shad Statsney and Keith Hughes on the Closing Date.

(k)          evidence of the election of Fred Schulman as Chairman of the Board of Directors of the Parent effective on the Closing Date and evidence of Robert DeCecco’s resignation as the Chairman of the Board of Directors of Parent;

(l)          evidence of the election of Robert DeCecco and Tod Barrett each to the position of Co-Chief Executive Officer of the Parent, effective on the Closing Date;

(m)          evidence, satisfactory to the Stockholder, that the conditions set forth in Section 2.1(j) hereof have been satisfied; and

(n)          Schedule 1.6, in accordance with Section 1.6 herein.

ARTICLE II

CONDITIONS TO CLOSING

2.1           Stockholder and Company Conditions Precedent. The obligations of the Stockholder and the Company to complete the Closing is subject, at the option of the Stockholder and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, anyone or more of which may be waived by the Stockholder in writing.

(a)          Representations and Covenants. The representations and warranties of the Parent and Vicis contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent, Acquisition Sub and Vicis shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent, Acquisition Sub and Vicis shall have delivered to the Stockholder and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated herein (the “Transactions”) or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Stockholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

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(c)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date as first set forth above which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization shall be described in Section 5.3 of this Agreement, unless a change to such capitalization shall have occurred, which notification shall be provided to the Company as soon as practicable thereafter (however nothing herein should be construed as to cause the Parent to require the consent of either the Company or Stockholder in order to make any issuance of any of its securities or make any change to the capitalization set forth in Section 5.3 herein, except to the extent the security being issued contains terms which would have an adverse effect on the rights of the Company or Stockholder hereunder in which case the Stockholders consent shall be required and in such case , such consent shall not be unreasonably withheld), and the number of issued and outstanding shares of capital stock of the Parent, on a fully-diluted basis, shall be as described in Schedule 1.6.

(e)          SEC Reports. The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(f)          OTCBB Quotation. The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and Parent shall not have received any notice that any reason shall exist as to why such status shall not continue immediately following the Closing.

(g)          Deliveries. The deliveries specified in Section 1.13 shall have been made by the Parent.

(h)          No Suspensions of Trading in Parent Stock. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement.

(i)          Satisfactory Completion of Due Diligence. The Company and the Stockholder shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Stockholder in their sole and absolute discretion.

(j)          Vicis Payoff. On the terms acceptable to the Stockholder, the Parent shall have redeemed and/or satisfied, as the case may be, any shares of Parent’s preferred stock held by Vicis and any debt or claims of any type held by Vicis against the Parent in consideration for the issuance and delivery by the Parent of its promissory notes, the first such note in the principal amount of (i) the lesser of (y) Five Million Dollars ($5,000,000) or (z) the LV Payoff Amount, substantially in the form attached hereto as Exhibit B (the “Vicis First Note”) and (ii) such second note in the principal amount of Three Million Dollars ($3,000,000), substantially in the form attached here as Exhibit C (the “Vicis Second Note”);

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(k)          Bridge Financing. The Parent shall have consummated, or simultaneously upon Closing will consummate, a bridge financing of a minimum of Four Million Dollars ($4,000,000) and a maximum of Six Million Dollars ($6,000,000) (the “Bridge Financing”) pursuant to which the Parent will sell its securities to certain accredited investors (the “Bridge Investors”) on terms acceptable to the Stockholder. The Parent agrees and covenants that 50 percent of the proceeds from the Bridge Financing shall be advanced to the Company to be used for general working capital and to fund a portion of the LV Payoff, in an amount not to exceed $1,000,000;

(l)          Company Note Payoff. The Company shall have provided the Parent with written confirmation that the promissory note issued by the Company and payable to LV Administrative Services, Inc. (“LV”) shall be satisfied upon payment by or at the direction of the Company to LV in an amount not to exceed Five Million Dollars ($5,000,000) (such payoff amount, the “LV Payoff Amount”) and/or such other terms as are acceptable to Parent. Such written confirmation shall contain a forbearance agreement and shall be provided to Parent by the Company upon execution of this Agreement and shall be subject to substance and form to the approval of the Parent (such confirmation, the “LV Payoff Confirmation”);

(m)          Company Preferred Stock. The Company shall have redeemed or caused the conversion of all shares of its Preferred Stock such that, at the Effective Time, the Company shall have 0 shares of Preferred Stock outstanding; and

(n)          The Debt Exchange. The Debt Exchange (as hereinafter defined) shall occur simultaneous with the Closing.

2.2           Parent Conditions Precedent. The obligations of the Parent to consummate the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)          Representations and Covenants. The representations and warranties of the Stockholder and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Stockholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stockholder and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

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(c)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since July 1, 2012 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)          Deliveries. The deliveries specified in Section 1.12 shall have been made by the Stockholder and the Company, respectively.

(e)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the Company, on a fully-diluted basis, shall be described in the Company Disclosure Schedule.

(f)          Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(g)          Audit of Company Financial Statements. The Company shall have delivered to Parent audited financial statements for the Company’s most recently completed last two fiscal years and unaudited financial statements for any subsequent interim period.

(h)          Company Note Payoff. The Company shall have provided the Parent with the LV Payoff Confirmation that the promissory note issued by the Company and payable to LV shall be satisfied upon payment by or at the direction of the Company to LV of the LV Payoff Amount and/or such other terms as are acceptable to Parent. Such written confirmation shall contain a forbearance agreement and shall be provided to Parent by the Company upon execution of this Agreement and shall be subject to substance and form to the approval of the Parent;

(i)          Bridge Financing. The Parent shall have consummated, or simultaneously upon Closing will consummate, the Bridge Financing of a minimum of Four Million Dollars ($4,000,000) and a maximum of Six Million Dollars ($6,000,000) pursuant to which the Parent will sell its securities to certain Bridge Investors. The Parent agrees and covenants that 50 percent of the proceeds from the Bridge Financing shall be advanced to the Company to be used for general working capital and to fund a portion of the LV Payoff, in an amount not to exceed $1,000,000;

(j)          Company Preferred Stock. The Company shall have redeemed or caused the conversion of all shares of its Preferred Stock such that, at the Effective Time, the Company shall have 0 shares of Preferred Stock outstanding;

(k)          The Debt Exchange. The Debt Exchange (as hereinafter defined) shall occur simultaneous with the Closing.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder represents and warrants to the Parent, except as set forth in a schedule (the “Stockholder Disclosure Schedule”), regardless of whether or not the Stockholder Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:

3.1           Good Title. The Stockholder is the record and beneficial owner, and has good and marketable title to the Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

3.2           Power and Authority. All acts required to be taken by the Stockholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with the terms hereof.

3.3           No Conflicts. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Stockholder; and (iii) will not violate or breach any contractual obligation to which such Stockholder is a party.

3.4           No Finder’s Fee. The Stockholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

3.5           Purchase Entirely for Own Account. The Parent Stock to be acquired by the Stockholder as the Merger Consideration will be held for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the Parent Stock except in compliance with applicable securities laws.

3.6           Available Information. The Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

3.7           Non-Registration. The Stockholder understands that the shares of Parent Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein.

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3.8           Restricted Securities. The Stockholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Stockholder further acknowledges that if the Parent Stock is issued to the Stockholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9           Legends. It is understood that the shares of Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

3.10         Accredited Investor. The Stockholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Stockholder was not organized for the specific purpose of acquiring the Parent Stock.

3.11         Stockholder Acknowledgment. The Stockholder acknowledges that it has read the representations and warranties of the Company set forth in Article IV herein and such representations and warranties are, to the best of its knowledge, true and correct as of the date hereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent, except as set forth in a schedule (the “Company Disclosure Schedule”), regardless of whether or not the Company Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:

4.1           Organization, Standing and Power. The Company is duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”). The Company owns or controls, directly or indirectly, all of the capital stock or comparable equity interests of each subsidiary (each, a “Subsidiary”) listed in the Company Disclosure Schedule, free and clear of any lien, and all issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

4.2           Capital Structure. The authorized share capital of the Company consists of eight hundred (800) shares of common stock with eight hundred (800) shares outstanding and two hundred (200) shares of preferred stock authorized with one hundred (100) shares outstanding. No other shares or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents or any Contract (as defined in Section 4.4) to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company.

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4.3           Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

4.4           No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company’s Certificate of Incorporation or By-Laws (the “Company Charter Documents”), (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Except for required filings with the States of Nevada and Delaware, as required hereby, the SEC and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.5           Taxes.

(a)          The Company has timely filed or has filed valid extensions to file, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

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(b)          If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)          For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

4.6           Benefit Plans. The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”). As of the date of this Agreement there are no employment, consulting, indemnification, severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

4.7           Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”). Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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4.8           Compliance with Applicable Laws. The Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.8 does not relate to matters with respect to Taxes, which are the subject of Section 4.5.

4.9           Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.10         Contracts. Except as disclosed in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company or any of its Subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company or any Subsidiary is a party.

4.11         Title to Properties. Except as set forth in the Company Disclosure Schedule, the Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

4.12         Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property (the “Intellectual Property Rights”) which are material to the conduct of the business of the Company taken as a whole. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right.

4.13         Insurance. The Company has insurance it deems adequate for its business.

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4.14         Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.15         Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Stockholder as a result of the Stockholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Stockholder’ ownership of the Parent Stock.

4.16         Labor Matters. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

4.17         ERISA Compliance; Excess Parachute Payments. The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

4.18         No Additional Agreements. Except for the Letter of Intent dated as of May 25, 2012, as amended by and between the Stockholder, the Company and the Parent, the Company does not have any agreement or understanding with the Stockholder with respect to the Transactions other than as specified in this Agreement.

4.19         Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20         Disclosure. All disclosure provided to the Parent regarding the Company, its business and the Transactions, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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4.21         Absence of Certain Changes or Events. Except in connection with the Transactions and as disclosed in the Company Disclosure Schedule, since July 1, 2012, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)          any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

(g)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)          any alteration of the Company’s method of accounting or the identity of its auditors;

(i)          any declaration or payment of dividend or distribution of cash or other property to the Stockholder in connection with any purchase, redemption or agreements to purchase or redeem any Company Shares;

(j)          any issuance of equity securities to any officer, director or affiliate; or

(k)          any arrangement or commitment by the Company to do any of the things described in this Section.

4.22         Foreign Corrupt Practices. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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4.23          Licenses and Permits. The Company has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted. The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

4.24          Environmental Laws. The Company and each Subsidiary (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.25          Indebtedness. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) has any outstanding Indebtedness (as defined below), (ii) is in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, with respect to (iii) the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent represents and warrants as follows to the Stockholder, that, except as set forth in a Disclosure Schedule delivered by the Parent to the Company and the Stockholder (the “Parent Disclosure Schedule”) regardless of whether or not the Parent Disclosure Schedule is referenced with respect to any particular representation or warrant as follows:

5.1           Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

5.2           Subsidiaries; Equity Interests. Except as set forth in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

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5.3           Capital Structure. The authorized capital stock of the Parent consists of Eight Hundred Million (800,000,000) shares of common stock, par value $0.00001 per share, and One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 per share, of which (i) 181,459,602 shares of Parent Stock are issued and outstanding, (ii) Ten Million Six Hundred and Twenty Thousand (10,620,000) shares of Preferred Stock are designated as Series C Preferred Stock (the “Series C Preferred Stock) with One Million Twenty Four Thousand Two Hundred and Ten (1,024,210) shares of Series C Preferred Stock outstanding; Thirteen Million and One Thousand (13,001,000) shares of Preferred Stock are designated as Series E Preferred Stock (the “Series E Preferred Stock”) with Two Million Five Hundred Twenty Six Thousand Seven Hundred and Seventy Six (2,526,776) shares of Series E Preferred Stock outstanding; and Eleven Million Five Hundred Thousand (11,500,000) shares of Preferred Stock are designated as Series G Preferred Stock (the “Series G Preferred Stock”) with Eleven Million Five Hundred Thousand (11,500,000) shares of Series G Preferred Stock outstanding, and (iii) no shares of Parent Stock or preferred stock are held by the Parent in its treasury. No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding, except as set forth in the Parent Scheduled SEC Documents. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. Except as set forth in the Parent Scheduled SEC Documents, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”). Except as set forth in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. Except as set forth in the reports, schedules, forms, statements and other documents filed pursuant to Sections 13 and 15 of the Exchange Act, as applicable by the Parent with the SEC since July 31, 2010 (the “Parent Scheduled SEC Documents”) or the Parent’s Disclosure Schedule, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.

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5.4           Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

5.5           No Conflicts; Consents.

(a)          The execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

5.7           Indebtedness. Except as disclosed in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, the Parent (i) has no outstanding Indebtedness (as defined below), (ii) is not in violation of any term of nor is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Parent Material Adverse Effect, and (iii) is not a party to any contract, agreement or instrument relating to any Indebtedness, with respect to (iii) the performance of which, in the judgment of the Company's officers, has or is expected to have a Parent Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

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5.8           SEC Documents; Undisclosed Liabilities.

(a)          The Parent has filed all reports, schedules, forms, statements and other documents required to be filed pursuant to Sections 13 and 15 of the Exchange Act, as applicable by the Parent with the SEC (the “Parent SEC Documents”) since November 29, 2006.

(b)          As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)          Except as set forth in the Parent Financial Statements, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. The Parent Scheduled SEC Documents and Parent Financial Statements set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.

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5.9           Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any Parent Scheduled SEC Document or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10         Absence of Certain Changes or Events. Except as disclosed in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)          any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)          any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)          any resignation or termination of employment of any officer of the Parent;

(h)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)          any alteration of the Parent’s method of accounting or the identity of its auditors;

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(l)          any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m)          any arrangement or commitment by the Parent to do any of the things described in this Section 5.9.

5.11         Taxes.

(a)          The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent know of no basis for any such claim.

(b)          The most recent financial statements contained in the Parent Financial Statements reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

5.12         Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Parent Financial Statements to the date of this Agreement, except as set forth in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement, except as disclosed in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy. All Parent Benefit Plans are listed on the Parent Disclosure Schedule or the Parent Scheduled SEC Documents.

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5.13         ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

5.14         Litigation. Except as set forth in the Parent Scheduled SEC Documents, there are no actions or investigations pending or threatened in writing against or affecting the Parent, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility. Neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. .

5.15         Compliance with Applicable Laws. Except as disclosed in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent Disclosure Schedule, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

5.16         Contracts. Except as disclosed in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth in Parent Disclosure Schedule, the Parent’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Parent or any of its Subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Parent or any Subsidiary is a party.

5.17         Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

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5.18         Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

5.19         Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

5.20         Transactions With Affiliates and Employees. Except as set forth in the Parent Disclosure Schedule or the Parent Scheduled SEC Documents, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.21         Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Stockholder as a result of the Stockholder and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Stockholder’ ownership of the Parent Stock.

5.22         No Additional Agreements. Except for the Letter of Intent dated as of May 25, 2012, as amended by and between the Stockholder, the Company and the Parent, the Parent does not have any agreement or understanding with the Stockholder with respect to the Transactions other than as specified in this Agreement.

5.23         Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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5.24         Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued quotation of the Parent Stock on the trading market on which the shares of Parent Stock are currently listed or quoted. The issuance and sale of the shares of Parent Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Stockholder the Parent Stock contemplated by this Agreement.

5.25         Foreign Corrupt Practices. Neither the Parent, nor, to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.26         Insurance. The Parent has insurance it deems adequate for its business.

5.27         Licenses and Permits. The Parent has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Parent as presently conducted and as proposed to be conducted. The Parent is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

5.28         Environmental Laws. The Parent and each Subsidiary (i) is in compliance in all material respects with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.29         Financial Condition of Acquisition Sub. On the Effective Date, Acquisition Sub will not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF VICIS

Vicis represents and warrants to the Stockholder that, except as set forth in a disclosure schedule delivered by Vicis to the Stockholder (the “Vicis Disclosure Schedule”), regardless of whether or not the Vicis Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:

6.1           Good Title. The Vicis is the record and beneficial owner, and has good and marketable title to the shares of the Parent’s preferred stock and Parent’s common stock it owns free and clear of all Liens.

6.2           Power and Authority. All acts required to be taken by Vicis to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Vicis, enforceable against Vicis in accordance with the terms hereof.

6.3           No Conflicts. The execution and delivery of this Agreement by Vicis and the performance by Vicis of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or Governmental Entity under any Laws; (ii) will not violate any Laws applicable to Vicis; and (iii) will not violate or breach any contractual obligation to which Vicis is a party.

6.4           No Finder’s Fee. Vicis has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

6.5           Vicis Interests in the Parent. The Vicis Disclosure Statement lists all preferred and common stock of the Parent owned by Vicis as well as all debts of or claims against the Parent owned or held directly or indirectly by Vicis against the Parent.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Notices and Consents. Each of the Stockholder and Parent agree that, in the event any license, consent, governmental permits or other authorizations (collectively, the “Approvals”) necessary to preserve the business of the Company for the Surviving Entity any right or benefit under any contract to which the Company is a party, is not obtained prior to the Closing, the Stockholder will, subsequent to the Closing, on the reasonable request of Parent and at Parent’s sole cost and expense, cooperate with the Surviving Entity, Parent and their subsidiaries in attempting to obtain such Approval as promptly thereafter as practicable.

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7.2           Taking of Necessary Action; Further Action  . If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take and will take, all such actions at Parent’s expense.

7.3           Employment Matters. Parent and Acquisition Sub acknowledge that all employees of the Company before the Closing will remain employees of the Surviving Entity after the Closing, and that and any all expense and liability related to the employment and/or termination of such employees after the Closing will be borne solely by Parent and the Surviving Entity.

7.4           Filing of 8-K and Press Release. The Parent shall file, no later than four (4) business days of after each of the date of execution of this Agreement and the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the Securities and Exchange Commission (the “SEC”) disclosing the terms of this Agreement and other requisite disclosure regarding the transactions contemplated hereby.

7.5           Further Assurances. The Company, Parent, Acquisition Sub and the Stockholder shall provide reasonable cooperation to each other and their professional auditors with respect to any audit, legal or tax inquiries or procedures following the Closing Date including, without limitation, in order to permit Parent to have prepared, at its sole cost and expense, audited financial statements as required for filing with the SEC.

7.6           Legal Representation. Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement and Plan of Merger. Stockholder, Parent, Vicis and Company each hereby explicitly waive any conflict of interest and other allegations that it has not been represented by its own counsel.

7.7           Private Placement; Proceeds. The Parent undertakes, as soon as practicable after the Closing Date, to use its best efforts to consummate a private placement of up to Twenty Million Dollars ($20,000,000) of its securities to accredited investors (the “Private Placement”), subject to approval by the Parent’s Board of Directors and in accordance with applicable securities laws. The Parent agrees that, upon the consummation of the Private Placement, the Parent shall pay: (i) any obligations owned to the Bridge Investors in connection with the Bridge Financing; (ii) the LV Payoff Amount; and (iii) the Vicis First Note. In the event that the Parent does not raise sufficient funds to pay each of the Bridge Investors, the LV Payoff Amount and the Vicis First Note in full, the Parent shall make such payments in the order set forth in the preceding sentence.

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7.8           Insufficient Private Placement Proceeds.         In the event the proceeds generated by the Private Placement are insufficient for the Parent to pay in full the LV Payoff Amount and as a result thereof LV forecloses on the assets of the Company by enforcing Liens that it holds on the Company’s assets (the “LV Foreclosure”), the following shall apply: (i) Vicis shall have the option, in its sole discretion, to rescind the transactions referenced in Section 2.1(j) of this Agreement to the effect that all shares of the Parent’s preferred stock and any debt or claims of any type held by Vicis against the Parent, which are described in Section 6.5 of this Agreement, shall be reissued to Vicis and the Vicis First Note and the Vicis Second Note shall be cancelled and (ii) without any action required of the Stockholder, the shares of the Parent Stock constituting the Merger Consideration shall be cancelled. In the event the immediately preceding sentence applies, Stockholder will pay to Parent the amount of the Bridge Financing which had been advanced by the Parent to the Company in 24 equal monthly payments, the first of which will be due and payable on the first day of the first calendar month after the LV Foreclosure. Furthermore, in the event there are any amendments to the in the LV Payoff Confirmation or the LV Payoff Amount, other than as set forth in the immediately succeeding sentence, as a result of negotiations with LV subsequent to the execution of this Agreement, whether such modification occurs before or after the Closing (“LV Modification”) (which such LV Modifications shall not be made without the written consent of the Parent and Vicis, which with respect to Vicis will not be unreasonably withheld), the parties hereto agree to negotiate in good faith to amend the Vicis First Note so that it will contain similar changes to that contained in the LV Modification, to the extent that is possible. An extension of the date or dates that payments are to be made to LV under the LV Payoff Confirmation or a waiver or waivers by LV of any breach of any of provisions of such confirmation shall not constitute LV Modification.

In the event (i) the forbearance provision contained within the LV Payoff Confirmation terminates or expires in accordance with its terms, as such terms may have been extended or modified (whether because of the passage of time, because of a breach of the LV Payoff Confirmation which breach would cause such forbearance provisions to no longer be in effect or otherwise) and (ii) there has not been a LV Modification as of such termination or expiration, then (x) Parent shall issue to Vicis a promissory note (or other evidence of indebtedness) that is of like tenor with respect to Parent (including without limitation with respect to seniority, security and then-outstanding principal amount) as the indebtedness then held by LV (or its successors and assigns) with respect to the Company, and (y) Vicis shall return the Vicis First Note and the Vicis Second Note to Parent in exchange thereof; provided that Vicis agrees that it will not foreclose on the assets of the Parent by enforcing Liens that it holds on the Parent’s assets prior to the time (if any) at which LV forecloses on the assets of the Company by enforcing Liens that it holds on the Company’s assets. Notwithstanding the foregoing, in the event that subsequent to the application of this paragraph, an LV Modification occurs, or the claims that LV has against the Company are otherwise satisfied or released, all actions taken pursuant to this paragraph shall be rescinded and reversed ab initio and be of no prior or subsequent effect or consequence, to the same extent as if this paragraph had never been applicable and Vicis shall be re-issued a Vicis First Note modified to reflect the analogous changes made with respect to LV pursuant to such LV Modification.

7.9           Assumption of Company Note. On the Closing Date, Parent shall issue to David Jamail, the holder of a $3,000,000 Note of the Company (the “Company Jamail Note”) which, as of the date hereof $3,000,000 remains outstanding, a promissory note of the Parent in the amount of $3,000,000 (the “Parent Jamail Note”) which will contain terms substantially similar to the terms of Vicis Second Note, in exchange for the full cancellation and release of the Company Jamail Note (the “Debt Exchange”).

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7.10         Parent Board of Director Representation. Parent, Stockholder, Vicis and the Company hereby agree that Stockholder shall have the authority to appoint the Chairman of the Board of Directors of Parent on the Effective Date. Furthermore, Stockholder and Vicis agree that Stockholder and Vicis or each of their nominees shall have the authority, at all times, to appoint an equal number of directors to the Parent’s Board of Directors. Vicis and the Stockholder agree to vote the shares of Parent common stock owned by them to elect such persons to the Board of Directors of the Parent.

7.11 Acquisition of CD3, Inc.         Parent acknowledges and agrees that, within eighteen (18) months from the Closing Date, Parent shall use its best efforts to acquire all of the outstanding equity or substantially all of the assets (as to be mutually determined by Parent and Stockholder) of CD3, Inc., a wholly owned subsidiary of the Stockholder, in consideration for such number of shares of Parent’s common stock as is determined through a valuation of CD3, Inc. to be conducted by a third party chosen and engaged by the Parent and the Stockholder. The foregoing acquisition shall be subject to customary due diligence to Parent’s and Stockholder’s satisfaction, the negotiation and execution of definitive documents and approval of the acquisition by the boards of directors of each of Parent and Stockholder. Any shares of Parent’s common stock deliverable to Stockholder as a result of the transaction described in this Section 7.11, shall be delivered to Stockholder pursuant to the Delivery Instructions.

7.12          Preservation of Business. From the date of this Agreement until the Closing Date, except as otherwise contemplated herein, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices, and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VIII

MISCELLANEOUS

8.1           Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

8.2           Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

8.3           Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

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8.4           Exclusivity. Subject to any fiduciary obligations applicable to their respective boards of directors, until December 31, 2012, each of the Parent, Vicis, Stockholder and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding or impeding the Closing contemplated hereby. Each of the Parent, Vicis, Stockholder and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

8.5           Access. Each Party, other than Vicis, shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

8.6           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Infusion Brands International, Inc.

14375 Myerlake Circle

Clearwater, FL 33760

Attn: Robert DeCecco

With a copy to:

Sichenzia Ross Friedman Ference LLP

Attn: Darrin M. Ocasio, Esq.

61 Broadway, 32nd Floor

New York, NY 10006

If to the Company, to:

Ronco Holdings, Inc.

15505 Long Vista Drive

Suite 250

Austin, TX 78728

Attn: Tod Barett

With a copy to:

Eaton & Van Winkle LLP

3 Park Avenue, 16th Floor

New York, NY 10016

Attn: Joseph L. Cannella

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If to the Stockholder, to:

CD3 Holdings, Inc.

15505 Long Vista Drive

Suite 250

Austin, TX 78728

Attn: Tod Barett

With a copy to:

Eaton & Van Winkle LLP

3 Park Avenue, 16th Floor

New York, NY 10016

Attn: Joseph L. Cannella

If to Vicis, to:

Vicis Capital LLC

Attn: Shad Stastney

445 Park Avenue, 19th Floor

New York, NY 10022

With a copy to:

Quarles & Brady LLP.

411 East Wisconsin Avenue

Suite 2040

Milwaukee, Wisconsin 53202

Attn: Matthew C. Vogel

8.7           Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

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8.8           Replacement of Securities. If any certificate or instrument evidencing any Parent Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.9           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Stockholder, Parent, Vicis and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.10         Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.11         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

8.12         Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid and binding for all purposes.

8.13         Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, the Stockholder Disclosure Schedule, the Parent Disclosure Schedule, and the Vicis Disclosure Schedule (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.14          Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York and the parties hereby waive any and all rights to trial by jury.

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8.15         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.18        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator. The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in New York, New York.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger as of the date first above written.

The Parent:
INFUSION BRANDS INTERNATIONAL, INC.

By:

Name: Robert DeCecco

Title: President and Chief Executive Officer

The Company:

RONCO HOLDINGS, INC.

By:

Name:

Title:

The Stockholder:

CD3 HOLDINGS, INC.

By:

Name:

Title:

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VICIS:

VICIS CAPITAL MASTER FUND

By: Vicis Capital LLC, its investment advisor

By:
Name:
Title:

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Acquisition Sub:	RONCO BRANDS, INC.

By:

Name:

Title:

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